Deutsche Investment Management Americas Inc.
One Beacon Street
Boston, MA 02108

March 27, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: 	Amended Form N-SAR on behalf of DWS
Large Cap Focus Growth Fund (the "Fund"), a series of
DWS Investment Trust (the "Registrant")
(Reg. Nos. 002-13628 and 811-00043)

Ladies and Gentlemen:

       We are filing today through the EDGAR
system an amended report on Form N-SAR (the
"Amendment") on behalf of the Fund for the period ending January 31, 2014. The Amendment is being filed to include an attachment for N-SAR item 77E, Legal Proceedings.

	Any comments or questions on this filing should be directed to the undersigned at (617)
295-3625.


       Very truly yours,

       /s/ Diane Kenneally

       Diane Kenneally

       Director
       Deutsche Investment Management Americas
Inc.



cc:  	Scott D. Hogan, Deutsche Investment
Management Americas Inc.